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                                                                      Exhibit 99

                                   AGREEMENT
                                   ---------


     THIS AGREEMENT (as amended or restated from time to time, the "Agreement") dated September 20, 1996, is made and entered into by and between Stewart Enterprises, Inc., a Louisiana corporation ("Borrower"), and NationsBank of Texas, N.A., a national banking association ("Bank" or "NationsBank"), and provides as follows:

                                   WITNESSETH
                                   ----------

     This Agreement shall set forth the terms and conditions under which the Bank is prepared to extend to Borrower, for a 120 day term, a $75,000,000.00 revolving line of credit facility. Due to the limited term of the facility and the desire of the parties to minimize the documentation to the extent possible, various definitions and provisions contained in this Agreement have been incorporated herein by reference to the Fifth Amended and Restated Loan Agreement (as amended from time to time, the "Loan Agreement") dated as of December 11, 1995 by and among Bank (individually and as agent), Borrower and the other "Banks" as defined therein, a copy of which is annexed hereto as Exhibit "A."

SECTION I.  CERTAIN DEFINITIONS.
            -------------------

            1.01 As used in this Agreement, the terms "Agreement", "Borrower", "Bank", "NationsBank", and "Loan Agreement" shall have the meanings indicated above.
            1.02  Subject to the qualifications hereinafter set forth in this
Section 1.02, as used in this Agreement, the following terms shall have the meanings set forth in the Loan Agreement and are incorporated into this Agreement by reference:

                  (a)  Acquisition(s)
                  (b)  Advance
                  (c)  Affiliate
                  (d)  Base Rate
                  (e)  Base Rate Advance
                  (f)  Base Rate Option
                  (g)  Basis Point
                  (h)  Business Day
                  (i)  CD Rate
                  (j)  CD Rate Advance

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                  (k)  CD Rate Option
                  (l)  CD Reserve Requirement
                  (m)  Eurodollar Reserve Requirement
                  (n)  FDIC Percentage
                  (o)  Environmental Laws
                  (p)  Federal Funds Rate
                  (q)  GAAP or "generally accepted accounting principles"
                  (r)  Governmental Body
                  (s)  Hazardous Substances
                  (t)  Highest Lawful Rate
                  (u)  Indebtedness
                  (v)  LIBOR Rate
                  (w)  LIBOR Rate Advance
                  (x)  LIBOR Rate Option
                  (y)  NationsBank CD Rate
                  (z)  NationsBank LIBOR Rate
                  (aa) Person or Persons
                  (bb) Subsidiary or Subsidiaries

                  Notwithstanding the foregoing, as used within the definitions set forth above in this Section 1.02, the capitalized terms "Agreement" and "Interest Period" shall be defined as set forth in this Agreement rather than as defined in the Loan Agreement; the term "Agent" shall mean "NationsBank"; and the term Revolving Line of Credit Notes shall mean the $75,000,000.00 "Revolving Line of Credit Note" as defined in this Agreement. To the extent that any other capitalized terms are found within the foregoing definitions that are not specifically referenced herein, such terms shall have the definitions set forth in the Loan Agreement, subject to the agreement of Borrower and Bank to interpret such terms in a manner intended to give effect to the intentions of the parties in entering this Agreement.

            1.03 The following terms shall have the meanings indicated below, unless the context otherwise requires:

                  (a) Commitment. Shall have the meaning set forth in Section II hereof.

                  (b) Event of Default. Shall mean an "Event of Default" as defined in Section X of this Agreement.

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                  (c) Interest Period(s). Shall mean (i) with respect to any
Base Rate Advance, or any portion of the Revolving Line of Credit Loan to which the Base Rate Option applies, a period not to extend beyond the Maturity Date, and (ii) with respect to any CD Rate Advance or LIBOR Rate Advance, or any portion of the Revolving Line of Credit Loan to which the CD Rate Option or LIBOR Rate Option applies if the CD Rate Option or LIBOR Rate Option is available and is elected by the Borrower, a period commencing on the date such CD Rate Advance or LIBOR Rate Advance is made or such election is effective and ending, as the Borrower may select (subject to the limitations set forth in Section V and elsewhere in this Agreement), on a date that is between (x) 7 days and 120 days thereafter for a LIBOR Rate Advance and (y) 30 days and 120 days thereafter for a CD Rate Advance; provided that the foregoing provisions relating to Interest Periods are subject to the following:

                      (A) in no event may any Interest Period chosen extend beyond the Maturity Date;

                      (B) subject to the provisions of this Agreement, in the absence of Borrower's election of an Interest Period applicable to a CD Rate Option or LIBOR Rate Option, Borrower shall be deemed to have elected a 30-day Interest Period;

                      (C) if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; and

                      (D) notwithstanding the length of any Interest Period selected by Borrower with respect to a Base Rate Advance, the Base Rate shall be adjusted automatically from time to time on and as of the effective date of any change in NationsBank's "prime rate."

                  (d) Loan or Revolving Line of Credit Loan. Shall have the meaning set forth in Section II hereof.

                  (e) Loan Papers. Shall mean this Agreement, the Revolving Line of Credit Note and any and all other agreements, reports, certificates, corporate resolutions, notices, statements, consents, documents and instruments heretofore or hereafter delivered to Bank in connection with this Agreement, the Obligation and the transactions contemplated thereby.

                  (f) Material Adverse Effect. Shall mean a material adverse effect on (i) the properties, prospects, business, operations, financial condition, liabilities, or capitalization of the Borrower and the Subsidiaries taken as a whole, (ii) the ability of the Borrower to pay and perform

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its obligations under any of the Loan Papers, or (iii) the validity or enforceability of any of the Loan Papers or the rights and remedies of the Bank thereunder.

                  (g) Maturity Date. Shall mean January 17, 1997.

                  (h) Obligation. At any particular time shall mean, collectively, (i) the aggregate unpaid principal amount of the Revolving Line of Credit Note, and any extensions, renewals or rearrangements of same, and any other promissory notes executed in connection with this Agreement, (ii) all interest accrued and payable thereon, (iii) all fees (including commitment fees) and other charges payable hereunder (including attorneys fees incurred in connection with the enforcement and collection of the Borrower's obligations hereunder or any part thereof), (iv) any and all obligations of the Borrower in respect to such sums, and (v) all other amounts from time to time payable by the Borrower to the Bank pursuant to this Agreement or any other Loan Papers.

                  (i) Revolving Line of Credit Note. Shall mean that certain Revolving Line of Credit Note in the principal sum of Seventy-Five Million ($75,000,000.00) Dollars dated September 20, 1996 executed by Borrower in favor of Bank, together with any extensions, renewals, amendments or rearrangements of same.

SECTION II. LOAN; MATURITY DATE. Subject to the terms and conditions contained herein, Bank agrees to extend to the Borrower a revolving line of credit loan (the "Loan" or the "Revolving Line of Credit Loan") and to make Advances to the Borrower under the Loan from time to time in the aggregate principal amount of up to Seventy-Five Million ($75,000,000.00) Dollars (the "Commitment") from the
date of this Agreement through the Maturity Date.   Advances under the Loan
shall be evidenced by the Revolving Line of Credit Note executed by the Borrower and delivered to the Bank and reflected by a credit advice issued in connection therewith; provided, however, that the failure to issue such credit advice shall not affect the Borrower's obligation hereunder or under the Revolving Line of Credit Note with respect to such Advance or otherwise.

SECTION III. NOTICE AND MANNER OF FUNDING OF ADVANCES. Subject to the terms and conditions contained herein, in order to obtain an Advance under the Loan, the Borrower shall notify the Bank in writing at least two (2) Business Days prior to the date that Borrower desires such Advance to be funded (the "Funding Date"), except that in the case of a Base Rate Advance, Borrower may notify the Bank in writing not later than 9:00 a.m. on the Funding Date. Such written notice shall specify (a) the Funding Date; (b) the requested amount of the Advance (in no event less than One Million ($1,000,000.00) Dollars); (c) the requested interest rate option, which shall be either the Base Rate Option, the CD Rate Option, or the LIBOR Rate Option, selected by Borrower; and (d) in the case of selection of the CD Rate Option or the LIBOR Rate Option, the requested duration of the Interest

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Period applicable thereto.  Upon satisfaction of the terms and conditions of this Agreement, the Bank will make such funds available to the Borrower by crediting the amount thereof to the Borrower's account with Bank or as otherwise may be directed by Borrower. It is specifically understood, however, that the Loan may not be used by Borrower as the basis on which to request issuance of letters of credit by the Bank.

SECTION IV. REPAYMENTS OF REVOLVING LINE OF CREDIT NOTE. Subject to the limitations set forth in Section V below, the Borrower may prepay at any time and from time to time the principal amount of the Revolving Line of Credit Note, in whole or in part, in amounts of not less than One Million ($1,000,000.00) Dollars (or a lesser amount if such amount represents the total outstanding principal balance under the Revolving Line of Credit Note at the time of such prepayment), without premium or penalty. Through the Maturity Date, the Borrower may thereafter at any time and from time to time borrow again, subject to the terms and conditions of this Agreement, up to the full amount of the Commitment. On the Maturity Date, the entire unpaid principal balance of the Revolving Line of Credit Note then outstanding shall be payable in full, together with all interest accrued thereon and any other portion of the Obligation then outstanding.

SECTION V. INTEREST ON REVOLVING LINE OF CREDIT NOTE. The unpaid principal balance of the Revolving Line of Credit Note shall bear interest, at Borrower's option (subject to the limitations set forth herein) from time to time, at a rate per annum equal to:

     (a) the Base Rate, as adjusted from time to time; or
     (b) the LIBOR Rate for 7 to 120 days, plus 50.625 Basis Points; or
     (c) the CD Rate for 30 to 120 days, plus 63.125 Basis Points.

Borrower shall notify the Bank in writing at least two (2) Business Days prior to the last day of each Interest Period, specifying (i) the requested interest rate option, which shall be either the Base Rate Option, the LIBOR Rate Option, or the CD Rate Option, selected by Borrower and (ii) in the case of the LIBOR Rate Option or the CD Rate Option, the requested duration of the Interest Period applicable thereto.

          In the event that Borrower fails to so notify the Bank, Borrower shall be deemed, subject to the provisions of the Agreement, to have selected the same interest rate option(s) and Interest Period as were in effect during the previous Interest Period. Should Borrower opt to employ the LIBOR Rate Option or CD Rate Option for a given Interest Period, Borrower shall not be entitled to repay the portion of the Revolving Line of Credit Note funded under the LIBOR Rate Option or the CD Rate Option until the expiration of the Interest Period for which Borrower has opted, unless Borrower shall have notified Bank in writing of such request to repay and shall have indemnified

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Bank in accordance with the provisions and the formula set forth in Section
6.02(i) of the Loan Agreement.

          If at any time a borrowing at the CD Rate Option is to be made, Bank determines that by reason of circumstances affecting the domestic market for certificates of deposit generally, either adequate and reasonable means do not exist for ascertaining the CD Rate for any Interest Period selected by the Borrower, or it becomes impractical for the Bank to obtain funds to make or maintain any borrowing bearing interest at the CD Rate, or the Bank shall have determined that the CD Rate will not adequately and fairly reflect the cost to the Bank of making, maintaining or funding a proposed borrowing that Borrower has requested to bear interest at the CD Rate, then Bank shall promptly give notice to Borrower of such determination, and Borrower shall choose, subject to the limitations set forth herein, either the Base Rate Option or the LIBOR Rate Option.

          If at any time a borrowing under the LIBOR Rate Option is to be made, Bank determines that either adequate and reasonable means do not exist for ascertaining the LIBOR Rate for any Interest Period selected by the Borrower, or it becomes impractical for the Bank to obtain funds to make or maintain any borrowing bearing interest at the LIBOR Rate, or the Bank shall have determined that the LIBOR Rate will not adequately and fairly reflect the cost to the Bank of making, maintaining, or funding a proposed borrowing that Borrower has requested to bear interest at the LIBOR Rate, then Bank shall promptly give notice to Borrower of such determination, and Borrower shall choose, subject to the limitations set forth herein, either the Base Rate Option or the CD Rate Option.

          If at any time the Bank reasonably determines that, as a result of changes after the date of this Agreement in laws, or the adoption or making after such date of any interpretations, directives or regulations (whether or not having the force of law) by any court, governmental authority or reserve bank charged with the interpretation or administration thereof, it shall be or become unlawful or impossible to make, maintain, or fund any borrowing bearing interest at the CD Rate Option or LIBOR Rate Option, the Bank's obligation to make or continue the affected borrowing shall cease and Borrower shall choose, subject to the limitations set forth herein, one of the other available interest rate options, and Borrower shall pay the Bank any amounts necessary to compensate the Bank for any such conversion to a new interest rate option.

          Accrued interest on the Revolving Line of Credit Note shall be payable on October 31, 1996, and on the Maturity Date; provided, however, that in the event that Borrower opts to employ the LIBOR Rate Option or the CD Rate Option for all or any portion of the Loan, accrued interest on such amount, in addition to being payable as set forth above, shall also be payable in full on the expiration of the Interest Period selected by Borrower.

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          Interest payable under the Revolving Line of Credit Note shall be calculated on the basis of actual days elapsed over a 360-day year.

SECTION VI.  PAYMENTS AND PAST DUE AMOUNTS; COMMITMENT FEE.

             6.01 All amounts payable by the Borrower to the Bank in connection with the Loan shall be paid in lawful money of the United States of America in collected funds to the Bank at the principal office of the Bank in Dallas, Texas, not later than 12:00 o'clock Noon (Dallas, Texas time). Payments received after 12:00 o'clock Noon (Dallas, Texas time) shall be deemed received on the next Business Day. If any payment or prepayment falls due on a day that is not a Business Day, then such due date shall be extended to the first succeeding Business Day, unless the first succeeding Business Day is in the next calendar month, in which event the payment or prepayment shall be made on the first preceding Business Day. All payments and prepayments on the Revolving Line of Credit Note shall be paid to and received by the Bank for application to the Loan as follows: first to expenses for which the Bank has not been reimbursed; then to accrued but unpaid interest; then to unpaid principal. All past due payments of principal and interest shall bear interest at the Highest Lawful Rate.

             6.02 In consideration for extending to Borrower the Loan, Borrower agrees to pay to Bank, on October 31, 1996 (for the period commencing on the date of execution of this Agreement and extending through such date) and on the Maturity Date (for the period from November 1, 1996 through the Maturity Date), a commitment fee equal to eighteen (18) Basis Points per annum on the average daily amount of the unadvanced portion of the Loan.


SECTION VII.  CONDITIONS PRECEDENT.

             7.01 Conditions Precedent to Obligation of Bank to Fund Initial Advance. The obligation of the Bank to fund the initial Advance under this Agreement is subject to the conditions precedent that as of the date of the funding of such Advance, each of the following conditions shall have been met:

                   (a) all representations and warranties made by the Borrower in this Agreement or in any other Loan Papers are true and correct and each of the covenants by or on behalf of the Borrower and the Subsidiaries provided for in this Agreement or in any other Loan Papers have been complied with in full; and

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                   (b) no Event of Default has occurred or will occur as a
result of the making of such Advance; and

                   (c) the Bank shall have received the following, each in form and substance satisfactory to the Bank:

                       (i)   this Agreement, duly executed by the Borrower;

                       (ii) the Revolving Line of Credit Note, duly executed by the Borrower;

                       (iii) a certified copy of the resolution or unanimous consent of the board of directors of the Borrower approving and authorizing the execution, delivery and performance of this Agreement, the Revolving Line of Credit Note and all other matters contemplated thereby;

                       (iv) a copy of the articles of incorporation and bylaws of the Borrower, certified to be true and correct by the secretary or assistant secretary of Borrower; and a certificate of good standing with respect to the Borrower issued by the Secretary of State of the State of Louisiana; and

                       (v) the legal opinion of counsel for the Borrower in the State of Louisiana, in form and substance satisfactory to the Bank.

                 7.02 Additional Conditions Precedent to the Obligation of the Bank to Fund All Advances. The obligation of the Bank to fund all Advances under this Agreement (including the initial Advance) shall be subject to the further conditions precedent that on the date of the funding of such Advance, the following statements shall be true and correct and the Bank shall have the option to require that Borrower provide Bank with a certificate signed by a duly authorized officer of the Borrower, dated the date of the funding of such Advance, stating that:

                       (a) no installment of principal or interest on any Indebtedness or obligations due by Borrower under this Agreement is past due (whether or not any cure period applicable to any of the foregoing has elapsed);

                       (b) Borrower and the Subsidiaries (to the extent applicable) are in full compliance (including any waivers of same granted in writing to the Borrower) with the covenants set forth in Sections 5.22, 5.23, 5.24, 5.25, 5.26, and 5.27 of the Loan Agreement (which

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have been incorporated herein by reference) whether or not any cure period applicable to any of the foregoing under the provisions of Section 6.01 of the Loan Agreement has elapsed;

                       (c) no event has occurred that, but for the passage of time, would constitute an Event of Default under Section 6.01(g) of the Loan Agreement; and

                       (d) no Event of Default has occurred, or will occur as a result of the making of such Advance.

SECTION VIII.  REPRESENTATIONS AND WARRANTIES.
               ------------------------------

          8.01 To induce the Bank to enter into this Agreement, Borrower represents and warrants to the Bank that as of the date of this Agreement:

               (a) Organization; Qualification; Power. The Borrower and each of its Subsidiaries are duly organized, validly existing and are duly qualified and in good standing in each jurisdiction in which the nature of their activities or their properties owned or leased makes such qualification necessary, except for jurisdictions individually or in the aggregate where the failure to be so qualified or the failure to be in good standing could not be reasonably expected to have a Material Adverse Effect. Additionally, Borrower and each of its Subsidiaries have all requisite power, authority and legal right to conduct their respective businesses and to execute, deliver and perform their respective obligations under the Loan Papers.

               (b) Corporate Authorization; Consents and Approvals. The execution, delivery and performance by the Borrower of each of the Loan Papers has been duly authorized by all necessary corporate action, and do not and will not (i) require any consent or approval of the stockholders of the Borrower,
(ii) violate any provision of any law, rule, regulations, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower or of the charter or bylaws (or other organizational documentation) of the Borrower, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement or instrument to which the Borrower or any Subsidiary is a party or by which it or its property may be bound or affected or (iv) result in or require the creation or imposition of any lien or encumbrance upon or with respect to any of the properties now owned or hereafter acquired by the Borrower or any Subsidiary. Additionally, no authorization, consent, approval, license, exemption, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for the valid execution, delivery or performance of any of the Loan Papers by the Borrower.

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               (c) Business 6.05Business.  The Borrower and its Subsidiaries are
engaged generally in the business of the ownership, operation, development, design and/or construction of mausoleums, cemeteries, funeral homes, real estate (incidental to the development of cemeteries and funeral homes), and related activities.

               (d) Financial Statements 6.06Financial Statements. The audited annual financial statements and unaudited financial statements of the Borrower and the Subsidiaries most recently furnished to the Bank were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and fairly present the financial condition and results of operations of the Borrower and its Subsidiaries as of the effective date thereof. There are no material liabilities of the Borrower or any of its Subsidiaries, direct or indirect, fixed or contingent, which are not reflected in any such financial statements or in the notes thereto.

               (e) Litigation, Etc. Except as described in Exhibit "B" annexed hereto, there is no litigation, proceeding or investigation pending or, to the knowledge of the Borrower or its Subsidiaries, threatened against such entities or any of their business operations, properties or assets in any court or before any arbitrator of any kind or before any Governmental Body, and neither the Borrower nor any of its Subsidiaries is in default with respect to any order of any court, arbitrator or any Governmental Body and neither the Borrower nor any of the Subsidiaries have any outstanding or unpaid judgments. For purposes of this Section 8.01(e), any litigation, proceeding or investigation wherein the amount in controversy is less than $1,000,000.00 need not be listed in Exhibit "B". 6.09Litigation, Etc.

               (f) Compliance with Law 6.10Compliance with Law. To the knowledge of Borrower, the businesses and operations of the Borrower and its Subsidiaries have been and are being conducted in accordance with all applicable laws, rules and regulations of all Governmental Bodies, including, without limitation, all Environmental Laws, except for (i) certain violations of such laws, rules and regulations which will not materially adversely affect the business, prospects, profits, properties or condition (financial or otherwise) of the Borrower or any of its Subsidiaries and (ii) such violations of laws, rules and regulations that previously have been disclosed in writing to the Bank.

               (g) Compliance with Other Instruments 6.11Compliance with Other Instruments. To the knowledge of Borrower, neither the Borrower nor any of its Subsidiaries is in violation of any term or provision of any charter, bylaw, mortgage, indenture, contract, agreement, instrument or license applicable to it or any of its properties, and there is no term or provision thereof which materially adversely affects or in the future may materially adversely affect any of the business operations, properties or assets or the condition, financial or otherwise, of the Borrower or any of its Subsidiaries.

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               (h) Adverse Developments 6.12Adverse Developments.  Since the
effective date of the last audited financial statements provided by Borrower to the Bank, there has occurred no event which could reasonably be expected to have a Material Adverse Effect.

               (i) Legally Enforceable Agreements 6.18Legally Enforceable Agreements. This Agreement is, and each of the other Loan Papers heretofore or hereafter delivered to the Bank under this Agreement will constitute legal, valid and binding obligations of the Borrower and the Subsidiaries, as the case may be, enforceable against the Borrower and/or the Subsidiaries, as the case may be, in accordance with their respective terms.

               (j) Disclosure. No statement, information, report, representation or warranty made by the Borrower in this Agreement or any other Loan Paper, or furnished to the Bank in connection with any Loan Paper, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.

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SECTION IX.  COVENANTS.
             ---------

             9.01 Incorporation of Covenants from Loan Agreement. For so long as the Bank has any Commitment or obligation hereunder or any portion of the Obligation remains unpaid, Borrower hereby covenants and agrees that the covenants by and/or on behalf of Borrower and the Subsidiaries set forth in
Article V of the Loan Agreement are hereby incorporated by reference into this Agreement and are hereby undertaken in favor of Bank to the same extent as same are undertaken in favor of "Agent" and the "Banks" under the Loan Agreement; provided, however, that Borrower shall be under no duty to furnish Bank with any financial statement, report or similar documentation required hereunder if the identical financial statement, report or documentation has been furnished to Bank pursuant to the Loan Agreement. Such covenants shall survive whether or not the Loan Agreement is terminated during the term of this Agreement. Without limiting the generality of the foregoing, it is specifically understood and agreed that (i) the proceeds of the Loan may only be used for the purposes (and subject to the limitations) set forth in the Loan Agreement and (ii) in addition to the obligation of the Borrower to notify the Bank of certain events set forth in Section 5.10 and elsewhere in the Loan Agreement, Borrower shall notify the Bank within five (5) Business Days following the date on which any Officer of Borrower obtains knowledge of the occurrence of any Event of Default as defined in this Agreement. As used in the preceding sentence, the term "Officer" shall refer to the members of the senior management of Borrower including, without limitation, the individuals and officers referred to in Section 5.10 of the Loan Agreement.

             9.02 Covenants Do Not Expand Rights of Borrower. The covenants incorporated into this Agreement from the Loan Agreement contain provisions pursuant to which the Bank grants to Borrower certain rights, benefits and privileges. For example (and without limitation), Section 5.12 of the Loan Agreement (Restricted Loans and Investments), among other things, authorizes Borrower to (a) establish one finance company subsidiary (see subsection (k));
(b) make minority investments not to exceed $25 million (see subsection (m));
(c) make certain investments in land not to exceed $2 million (see subsection
(r)); and (d) make certain "other investments" which do not exceed 2% of Borrower's Net Worth (see subsection (t)). It is specifically understood and agreed by the parties hereto that the incorporation into this agreement of the covenants set forth in Article V of the Loan Agreement shall not be construed to grant to the Borrower any greater or more expansive rights, benefits and privileges than those set forth in Article V of the Loan Agreement. Accordingly, and again by way of example only, Borrower shall continue to be limited to the establishment of only one finance company subsidiary under Section 5.12(k), and the permitted allowances for "minority investments", investments in land and "other investments" set forth in subsections 5.12 (m),(r),(t), respectively, of the Loan Agreement shall not be increased by virtue of the incorporation of those provisions into this Agreement.

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SECTION X.  EVENTS OF DEFAULT; CERTAIN RIGHTS OF BANK.
            -----------------------------------------

            10.01 Nature of Events. An "Event of Default" hereunder shall exist hereunder if any of the following shall occur:

                  (a) Principal and Interest Payments. The Borrower shall fail to make any payment of principal or interest on the Obligation or any other Indebtedness owed by the Borrower to the Bank, on or before the date such payment is due, and same shall not have been cured within five (5) days following written notice to Borrower; or

                  (b) Representations and Warranties. If any warranty, representation or other statement by or on behalf of the Borrower or any Subsidiary contained in this Agreement or in any certificate, opinion or financial or other statement furnished at any time under or in connection with this Agreement is false, misleading or incorrect in any material respect on or as of the date made or deemed made. Notwithstanding the foregoing, in the event that the breaching party was unaware of the breach, such party shall have fifteen (15) days following its discovery to cure such breach, and:

                      (i) with respect to a breach of a representation or warranty set forth in Sections 8.01(c), 8.01(d) or 8.01(i) of this Agreement, in the event that (A) the task necessary to cure such default would reasonably require more than fifteen (15) days to complete, and (B) such breaching party diligently undertakes such task within fifteen (15) days following its discovery of same, then such breaching party shall be entitled to complete the task so long as such diligent efforts are maintained, but in no event for a period that exceeds ninety (90) days from its discovery of such breach; and

                      (ii) with respect to a breach of a representation or warranty set forth in Sections 8.01(a), 8.01(b) or 8.01(f) of this Agreement, in the event that (A) the task necessary to cure such default would reasonably require more than fifteen (15) days to complete, and (B) such breaching party diligently undertakes such task within fifteen (15) days following its discovery of same, then such breaching party shall be entitled to complete the task so long as such diligent efforts are maintained; or

                  (c) Covenant Defaults. The Borrower or any Subsidiary shall fail to perform or observe any other term, provision or agreement contained in this Agreement and such failure shall continue for a period of fifteen (15) days following written notice to Borrower (except for the obligation to provide Bank with notice of default or similar notices, for which there shall be no cure period); provided, however, that with respect to the covenants of the Borrower and the

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

Subsidiaries incorporated herein by reference to Article V of the Loan Agreement, it is specifically understood that no Event of Default hereunder shall occur until the expiration of any cure period applicable to such covenant under the Loan Agreement; or

                  (d) Loan Agreement Defaults. The occurrence of an "Event of Default" as defined in the Loan Agreement; or

                  (e) Loan Agreement Expiration. The expiration or cancellation of the Loan Agreement.

            10.02 Certain Remedies of Bank. Upon the occurrence of an Event of Default, Bank shall be entitled to exercise for itself each of the rights and remedies available to the "Agent" and/or the "Banks" under Sections 6.02(a)(i),
(ii), (iii) and (iv) and Section 6.02 (b) of the Loan Agreement (each of which provisions being incorporated herein by reference), together with any other rights and remedies available to it under applicable law.

            10.03 Certain Additional Rights of Bank. In addition to the foregoing, the Bank shall be entitled to exercise for itself all of the rights, privileges, benefits and advantages available to the "Agent" or the "Banks" (and Borrower hereby undertakes in favor of Bank each of the duties and obligations) set forth in Sections 6.02(c), 6.02(d), 6.02(e), 6.02(f), 6.02(g), 6.02(h) and
6.02(i) of the Loan Agreement (each of which provisions being incorporated herein by reference).

            10.04 Application of Proceeds. Any and all cash proceeds ever received by the Bank resulting from the exercise of any rights pursuant to this Agreement or the other Loan Papers following an Event of Default shall be applied in such manner as the Bank shall determine.

SECTION XI. GOVERNING LAW.  THE LAWS OF THE STATE OF   TEXAS AND OF THE UNITED
STATES OF AMERICA SHALL GOVERN THE RIGHTS AND DUTIES OF THE PARTIES HERETO AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THE LOAN PAPERS. COURTS WITHIN THE STATE OF TEXAS SHALL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES TO THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND VENUE IN ANY SUCH DISPUTE, WHETHER IN FEDERAL OR STATE COURT, SHALL BE LAID IN DALLAS COUNTY, TEXAS.

SECTION XII.  MISCELLANEOUS:
              -------------

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

            12.01 Notices. All notices, consents, approvals, requests, demands and other communications hereunder shall be in writing (including telecopy communications) and shall be made in accordance with the provisions and procedures set forth in Section 7.02 of the Loan Agreement.

            12.02 Survival. All warranties, representations, and covenants made by or on behalf of the Borrower and each of the Subsidiaries herein or in any other Loan Paper shall be considered to have been relied upon by the Bank and shall survive the delivery to the Bank of such Loan Paper or the extension of the Revolving Line of Credit Note, regardless of any investigation made by or on behalf of the Bank.

            12.03 Construction. Each party hereto acknowledges that each has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Papers with its legal counsel and that this Agreement and the other Loan Papers shall be construed as if jointly drafted by the parties hereto.

            12.04 Amendments or Modifications. No amendment or modification to this Agreement shall in any event be effective unless the same shall be in writing and signed by the parties hereto. No waiver of any provisions of this Agreement, nor consent to any departure by the Borrower or any Subsidiary from the provisions of this Agreement, shall be effective unless same shall be in writing and signed by the Bank.

            12.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank, and their respective successors and assigns; provided that the Borrower may not transfer its right to borrow hereunder without the prior written consent of the Bank.

            12.06 Counterparts. Multiple counterparts of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

            12.07 Further Assurances. Borrower will promptly cure or cause to be cured any defects in the execution and delivery of this Agreement and the other Loan Papers and will immediately execute and deliver (and shall cause its Subsidiaries to execute and deliver), upon request of Bank, such further documents or agreements that are necessary to comply with or accomplish the covenants and agreements contained in this Agreement and the other Loan Papers.

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

         12.08 Expenses. Whether or not any Advance is made hereunder, the Borrower will pay all expenses relating to the Loan Papers, including, but not limited to the reasonable fees and disbursements of Bank's counsel(s); the reasonable out-of-pocket expenses of the Bank; all reasonable expenses relating to any amendments, waivers or consents pursuant to the provisions hereof; and all reasonable legal fees and out of pocket expenses incurred in connection with the enforcement of the rights, remedies and privileges of the Bank under this Agreement and under any other Loan Paper, as well as any other legal and out of pocket expenses provided for under any of the Loan Papers.

         12.09 NON-APPLICATION OF CHAPTER 15, ARTICLE 5069, TEXAS CIVIL STATUTES. THE PROVISIONS OF VERNON'S TEXAS CIVIL STATUTES, ARTICLE 5069, CHAPTER 15 (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRI-PARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT, THE REVOLVING LINE OF CREDIT NOTE, ANY OF THE OTHER LOAN PAPERS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         12.10 Assignments and Participations. The Bank shall be entitled to grant one or more assignments or participations in the Revolving Line of Credit Note provided that, except with the prior written consent of Borrower, such assignment/participations may only be granted to an Affiliate of the Bank. It is specifically understood, however, that such assignment/participation shall not relieve the Bank of its obligations hereunder nor shall the recipient of such assignment/participation become a party to this Agreement.

          12.11 Subordination. The payment of all present and future Indebtedness due by Borrower to any Subsidiary is hereby subordinated in full to the payment in full of the Revolving Line of Credit Note and other Obligations; provided, however, that so long as no Event of Default has occurred and is continuing, such Indebtedness of Borrower may be repaid according to its terms. After the occurrence of an Event of Default, no sum shall be paid on account of any of such Indebtedness. It is specifically understood that the provisions of this Section 12.11 shall apply to all of the Subsidiaries of Borrower, whether same are presently existing or are acquired or created hereafter. Upon request of the Bank, Borrower shall cause each Subsidiary to execute a subordination agreement in form and substance satisfactory to Bank.

          12.12 Certain Additional Provisions. The following provisions of the Loan Agreement are incorporated by reference into this Agreement, Borrower hereby (a) granting to the Bank the same rights and benefits granted to "Agent" and the "Banks" under such sections and (b) undertaking in favor of Bank the same duties and obligations as are set forth in such sections:

                (i)   Section 7.04 - Direct or Indirect Action;
                (ii)  Section 7.06 - Maximum Interest Rate;
                (iii) Section 7.07 - Invalid Provisions;
                (iv)  Section 7.10 - Accounting Principles;
                (v)   Section 7.16 - Determination of Interest Rate; and
                (vi)  Section 7.21 - Miscellaneous Additional Compensation to
                      Bank.

          12.13 Deposits; Set Off. Any deposits or other sums credited by or due from the Bank or any of its participants, assignees or Affiliates to the Borrower or any of its Subsidiaries shall at all times constitute security for the Obligation of the Borrower to the Bank and, upon the occurrence of an Event of Default, may be set off against any and all liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to the Bank, and the Borrower hereby irrevocably authorizes the Bank and any of its participants, assignees or Affiliates to make such setoff. The rights granted by this Section 12.13 are in addition to any other rights of the Bank including, without limitation, any rights of set-off under any statutory bankers' lien and under any of the Loan Papers. Notwithstanding the foregoing, specifically excepted from this Section 12.13 shall be funds managed by, under the custody of or placed in escrow accounts with the trust department of the Bank or its participants, assignees or Affiliates for purposes of providing future delivery of goods, property and services, which funds shall not be subject to set-off pursuant hereto.

          12.14 Interpretation of Agreement. At the request of the parties hereto and for their convenience, various provisions of the Loan Agreement have been incorporated by reference into this Agreement. It is the intention of the parties hereto that the various rights, remedies and privileges granted to the "Agent" and "Banks" under the Loan Agreement provisions incorporated herein by reference, and the duties and obligations of the Borrower and the Subsidiaries undertaken therein, are intended to be granted to and/or undertaken in favor of the Bank hereunder with respect to the Loan that is the subject of this Agreement. To the extent that any ambiguity exists, the parties to this Agreement agree to interpret such provisions incorporated by reference from the Loan Agreement in a manner intended to give effect to the intentions of the parties in entering this Agreement.

          12.14 Texas Opinion. Promptly upon a request from the Bank, the Borrower will furnish to the Bank a legal opinion of Texas counsel to the Borrower, in form and substance satisfactory to the Bank.

          12.15 PREVIOUS AGREEMENTS; ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE OTHER WRITTEN LOAN PAPERS REPRESENT, COLLECTIVELY,

THE FINAL AGREEMENT AMONG THE PARTIES THERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                    BORROWER:

                                    STEWART ENTERPRISES, INC.


                                    By:
                                    Name:
                                    Title:




                                    BANK:


                                    NATIONSBANK OF TEXAS, N.A.


                                    By: ___________________________
                                        Thomas Blake
                                        Senior Vice President

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